Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-105191) pertaining to the ThermoGenesis Corp. Amended 1998 Employee Equity Incentive Plan, (Form S-8 Nos. 333-28653 and 333-08661) pertaining to the ThermoGenesis Corp. Amended 1994 Stock Option Plan, (Form S-8 Nos. 333-46911 and 333-37228) pertaining to the ThermoGenesis Corp. 1998 Employee Equity Incentive Plan, (Form S-8 No. 333-82900) pertaining to the ThermoGenesis Corp. Amended 1998 Employee Equity Incentive Plan, 2002 Independent Directors Equity Incentive Plan, and Non-Qualified Independent Director Stock Option Agreement, and (Form S-3 Nos. 333-61118, 333-23097, 333-01479, 333-44151, 333-72035, 333-95143, 333-86312, 333-104671, and 333-114130) of ThermoGenesis Corp. and in the related Prospectuses of our report dated August 26, 2005, with respect to the financial statements and schedule of ThermoGenesis Corp., ThermoGenesis Corp. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ThermoGenesis Corp, included in the Annual Report (Form 10-K) for the year ended June 30, 2005.

/s/ ERNST & YOUNG LLP

Sacramento, California

September 6, 2005